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Exhibit 7.4

AMENDED AND RESTATED UNANIMOUS SHAREHOLDER AGREEMENT

       THIS AGREEMENT is made as of the 17th day of June, 2003, and is an amendment and restatement of the Unanimous Shareholder Agreement dated December 2, 1988, as amended April 28, 1999, April 26, 2000, April 23, 2002, and by Extraordinary Resolutions of holders of Trust Units of Pengrowth Energy Trust and of holders of Royalty Units of Pengrowth Corporation.

       AMONG:

    PENGROWTH MANAGEMENT LIMITED, a body corporate with an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Manager" or together with any and all other shareholders of the Corporation called "Pengrowth")

AND

    PENGROWTH ENERGY TRUST, formed in accordance with the laws of Alberta, by its trustee Montreal Trust Company of Canada, a trust company with an office in Calgary, Alberta (the "Fund")

AND

    PENGROWTH CORPORATION, a body corporate with an office in the City of Calgary, in the Province of Alberta (formerly known as Pengrowth Gas Corporation) (hereinafter referred to as the "Corporation")

AND

    COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada with offices in the City of Calgary, in the Province of Alberta, for and on behalf of the Royalty Unitholders and the Trust Unitholders (hereinafter referred to as the "Trustee")

WHEREAS:

       A.    The Corporation was incorporated on December 30, 1987 under the Business Corporations Act (Alberta);

       B.    The Corporation was organized for the purpose of identifying, evaluating, acquiring, managing and disposing of interests in Canadian Resource Properties which produce Petroleum Substances, to create the Royalty, to issue and sell Royalty Units, to organize the Fund, to cause the distribution of Trust Units and to distribute proceeds of the Royalty to Royalty Unitholders and of the Fund to Trust Unitholders;

       C.    The authorized capital of the Corporation consists of an unlimited number of common shares and at the date hereof Pengrowth and the Fund are the only registered owners of the issued and outstanding common shares of the Corporation;

       D.   The Trustee has been appointed as trustee for the Royalty Unitholders pursuant to the Royalty Indenture and as trustee for the Trust Unitholders pursuant to the Trust Indenture;

       E.    The Shareholders wish to establish their rights and obligations in respect of the Shares now or hereafter owned by them, the rights and obligations of the Unitholders in respect of the Units now or hereafter owned by such Unitholders, the management and control of the Corporation and certain other matters as hereinafter set forth;

       F.     The parties intend that this Agreement shall operate and be construed as a unanimous shareholder agreement under the Act;

       G.   The Corporation, Pengrowth, the Fund and the Trustee have agreed to do all such things as may be necessary in order to give effect to this Agreement; and

       H.   The Trustee joins in this Agreement as Trustee for and on behalf of the Unitholders and in no other capacity;

       NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and the mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01

       The parties hereto represent that, to the extent that the subject matter therein is within their knowledge or control, the recitals to this Agreement are true and correct and the parties hereto agree that the same form an integral part of this Agreement.

1.02

       In the Agreement unless there is something in the subject matter or context inconsistent therewith:

a)
"Act" means the Business Corporations Act (Alberta), RSA 2000, Chapter B-9, as amended from time to time and every statute that may be substituted therefor, and in the case of any such amendment and substitution, any reference in this Agreement to the Act shall be read as referring to the amended or substituted provisions therefor;

b)
'Affiliate" means "affiliate" as defined in the Act;

c)
"Agreement" means this Agreement and any agreements or schedules supplemental or ancillary hereto and the expression "Article" followed by a number means and refers to the specified Article of this Agreement;

d)
"Appoint" includes "elect" and vice versa;

e)
"Articles" means the Articles of Incorporation of the Corporation, as the same may be amended from time to time;

f)
"By-Laws" means the by-laws of the Corporation from time to time in force and effect;

g)
"Management Agreement" means the Amended and Restated Management Agreement made as of the date hereof between the Corporation, the Fund, the Trustee and the Shareholder;

h)
"Person" includes any natural person, corporation, limited partnership, general partnership, joint stock property, joint venture, association, company, limited liability company, trust, bank, trust company or other organization, whether or not a legal entity, and government authority;

i)
"Royalty" means the interest in the Royalty Income granted to Royalty Unitholdcrs pursuant to the Royalty Indenture;

j)
"Royalty Income" has the meaning attributed thereto in the Royalty Indenture;

k)
"Royalty Indenture" means the Amended and Restated Royalty Indenture, as amended, made as of the date hereof between the Corporation, and the Trustee on behalf of the Unitholders;

l)
"Royalty Unitholders" means the holders from time to time of one or more Royalty Units;

m)
"Royalty Units" means royalty units of the Corporation created, issued and certified under the Royalty Indenture and for the time being outstanding and entitled to the benefits thereof;

n)
"Shareholders" means Pengrowth and the Fund;

o)
"Shares" means the shares of the Corporation of any class from time to time outstanding;

p)
"Trust Indenture" means the Amended and Restated Trust Indenture made as of the date hereof between the Corporation and the Trustee providing for the establishment of the Fund and the creation and issue of the Trust Units as the same may be amended from time to time;

q)
"Trust Unitholders" means the holders from time to time of one or more Trust Units;

r)
"Trust Units" has the meaning ascribed thereto in the Trust Indenture; and

s)
"Unitholders" means the Royalty Unitholders and Trust Unitholders collectively.

1.03

       Unless the context otherwise requires, where capitalized terms defined in the Royalty Indenture are used herein without definition, the definitions set out therein shall apply to this Agreement.

ARTICLE II
EFFECT OF AGREEMENT

2.01

       This Agreement constitutes a unanimous shareholder agreement within the meaning of the Act.

2.02

       In the event of any conflict between the provisions of this Agreement on the one hand, and the Articles or By-Laws on the other, the provisions of this Agreement shall govern. The Shareholders agree to vote, or to cause to be voted, the Shares owned by them so as to cause the Articles or By-laws, or both, as the case may be, to be amended to resolve any such conflict in favour of the provisions of this Agreement.

ARTICLE III
DIRECTORS

3.01

       The Board of Directors of the Corporation shall consist of a minimum of three (3) members and a maximum of eight (8) members, two (2) of whom shall be appointed by the Manager and the balance of whom shall be appointed by the Trust Unitholders. If the appointment of (2) members by the Manager would result in the Trust Unitholders not having appointed a majority of the Board of Directors, then the Manager shall appoint only one (1) member of the Board of Directors.

ARTICLE IV
VOTING

4.01

       The Shareholders shall abstain from voting their Shares at any and all meetings of the Shareholders of the Corporation and shall not exercise any rights to pass a resolution in writing provided that, as long as the Manager is a party to the Management Agreement, the Manager shall have the right to elect directors of the Corporation in accordance with Section 3.01 of this Agreement and may vote its Shares for such purpose. In addition, the Shareholders may vote their Shares or exercise rights to pass a resolution in writing where required to comply with any provision of the Act and in such voting or exercise of rights, will vote in accordance with the majority vote of the Unitholders on the same matter.

4.02

       The Trust Unitholders shall be entitled to notice of, to attend and to vote (on the basis of one vote per Trust Unit held in each case as if and to the same extent that the Trust Unitholders were holders of common shares of the Corporation for all such purposes) at any meeting of, and in respect of any matter put before the Shareholders of the Corporation including, without limitation, voting on the election of directors of the Corporation approving its financial statements and appointing its auditors. All notices, proxy solicitation materials and other matters in this regard shall be governed by the provisions of the Articles, the By-Laws, the Act and the Securities Act (Alberta) as if the Trust Units were common shares of the Corporation.

4.03

       In addition to the rights granted to Unitholders pursuant to Section 4.02 hereof:

a)
at each second annual general meeting of shareholders of the Corporation, the Trust Unitholders shall be entitled to appoint the Trustee under this Agreement, the Royalty Indenture, the Trust Indenture and the Management Agreement;

b)
the Trust Unitholders shall be entitled to appoint the Advisor under the Management Agreement; and

c)
the Trust Unitholders shall be entitled to attend and vote at any meeting of Shareholders at which amendments to this Agreement, the Royalty Indenture, the Trust Indenture or the Management Agreement are being proposed.

4.04

       The parties hereto agree that any amendments to the agreements referred to in subsection 4.03(c) herein which require the approval of the Unitholders shall be effective only if passed by way of Extraordinary Resolution.

4.05

       A Shareholder shall not transfer any Shares to any Person except to another Shareholder, or upon approval of the Trust Unitholders by Extraordinary Resolution, to a new advisor under the Management Agreement or to an Affiliate.

4.06

       Notwithstanding any provision herein to the contrary, the Trustee acknowledges and agrees with the parties hereto that it shall have no voting rights in respect of the Royalty Units registered in the name of the Fund and that any such rights shall be exercised solely by Trust Unitholders.

4.07

       Notwithstanding any provision herein to the contrary, for the limited purpose of amending the articles of the Corporation to change the number of issued Exchangeable Shares of the Corporation into a greater number of Exchangeable Shares of the Corporation as contemplated by any series of Exchangeable Shares of the Corporation, the Shareholders shall be entitled to vote their

Shares at any and all meetings of the Shareholders of the Corporation, and in respect of any resolution in writing, and the Corporation is hereby appointed as the power of attorney of the Fund and the Manager for the purposes of voting the Shares held by the Fund and the Manager, or signing any resolution in writing on behalf of the Fund and the Manager, to give effect to the foregoing.

ARTICLE V
ISSUE OF SHARES

5.01

       The Corporation may not issue any further Shares, except with the approval of the Trust Unitholders by Extraordinary Resolution.

ARTICLE VI
WAIVER

6.01

       The Shareholders waive each and every provision contained in the Articles or By-laws insofar as they may conflict with the provisions of this Agreement.

ARTICLE VII
SUBSEQUENT PARTIES TO THIS AGREEMENT

7.01

       Any Person who shall hereafter become the registered owner of one or more Shares shall, prior to becoming such registered holder, and any replacement of the Trustee shall, prior to becoming the Trustee, execute one or more counterparts of this Agreement (whether or not the same has previously been executed by any other Person(s)) and shall thereafter be entitled to all of the benefits of and be bound by the terms and conditions of this Agreement in the same manner as if it had been an original party hereto.

ARTICLE VIII
SHAREHOLDER NO LONGER BOUND

8.01

       If a Shareholder has disposed of all of its Shares in accordance with Article IV hereof, it shall no longer be bound by any of the provisions of this Agreement.

ARTICLE IX
TERM OF AGREEMENT

9.01

       This Agreement shall be in effect until terminated, cancelled or amended in writing by the agreement of the Shareholders, the Corporation and the Trustee, provided that the Trustee will only act on the direction of an Extraordinary Resolution of the Trust Unitholders.

ARTICLE X
GENERAL PROVISIONS

10.01

       Each party hereto covenants and agrees to execute or cause to be done or executed all such further and other acts, deeds, things, instruments and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of this Agreement.

10.02

       Every communication provided for in this Agreement or arising in connection therewith (including the service of any documents or notices as may be required by any court or judge or by any court proceedings) shall be in writing and shall be mailed or delivered to the parties addressed as follows:

    Pengrowth Management Limited
    Suite 700, Sunlife Plaza — East Tower
    112 - 4th Avenue SW
    Calgary, Alberta T2P 0H3

    Attention: President

    Pengrowth Energy Trust
    Suite 700, Sunlife Plaza — East Tower
    112 - 4th Avenue SW
    Calgary, Alberta T2P 0H3

    Pengrowth Corporation
    Suite 700, Sunlife Plaza — East Tower
    112 - 4th Avenue SW
    Calgary, Alberta T2P 0H3

    Attention: President

    Computershare Trust Company of Canada
    Suite 710 - 530 8th Avenue S.W.
    Calgary, Alberta T2P 3S8

    Attention: Corporate Trust Department

       Each party may change its mailing or delivery address by giving to the other parties written notice to that effect.

10.03

       Every such communication shall, if delivered be deemed to have been given to and received by the addressee when delivered or, if mailed at any post office in Canada by prepaid registered post in an envelope addressed to the party to whom the same is directed, be deemed to have been given to and received by the addressee on the fifth (5th) Business Day following the mailing, except where there exists a labour strike or disturbance the result of which is the interference to normal mail deliveries, in which case every communication provided for in this Agreement or arising in connection herewith shall be delivered to the parties at the above addresses.

10.04

       Without restricting the generality of the forgoing, the holder of any Shares or Units now owned or hereinafter acquired by any Person shall have the benefits granted to such holders under this Agreement and shall be subject to the obligations imposed by this Agreement on such holders.

10.05

       The Trustee joins in this Agreement on behalf of the Unitholders and agrees to be bound hereby and to take all necessary measures to enforce this Agreement and all benefits and obligations created hereunder in favour of the Unitholders.

10.06

       In this Agreement, words importing the singular number shall include the plural and vice versa and words importing the masculine gender shall include the feminine or neuter gender and vice versa where the context so requires.

10.07

       This Agreement may be executed in any number of counterparts with the same effect as if all the parties hereto signed the same document. All counterparts shall be construed together and shall constitute one instrument.

10.08

       Notwithstanding the place of negotiation or execution of this Agreement or the province of residence of any of the parties hereto or of any of the Unitholders, it is agreed that this Agreement shall be interpreted and construed in accordance with the laws of the Province of Alberta and the Shareholders, the Corporation and the Trustee hereby attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

10.09

       Should any portion of this Agreement be judicially held to be invalid or wholly or partially unenforceable, such holding shall not invalidate or void the remainder of this Agreement, and the parties hereby agree that the parts so held to be wholly or partially invalid or unenforceable shall be deemed to have been stricken herefrom with the same force and effect as if such part or parts had never been included herein or had always been revised and reduced in scope so as to be valid and enforceable, as the case may be.

10.10

       This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns and, through the Trustee, this Agreement shall enure to the benefit of and be binding upon the Unitholders, their respective heirs, executors, administrators, successors and permitted assigns.

10.11

       Any and all certificates representing Shares now or hereafter beneficially owned by the Shareholders or any other Person during the currency of this Agreement (whether such certificates are issued initially or with respect to a transfer or otherwise) shall have endorsed thereon in bold type the following legend:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A UNANIMOUS SHAREHOLDERS' AGREEMENT, WHICH AGREEMENT CONTAINS RESTRICTIONS RELATING TO THE TRANSFER, HYPOTHECATION OR OTHER DISPOSITION OF SUCH SHARES AND NOTICE OF THE TERM AND CONDITIONS OF SUCH AGREEMENT IS HEREBY GIVEN."

10.12

       Time shall be of the essence of this Agreement.

       IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day of the year first above written.

PENGROWTH MANAGEMENT LIMITED
Per:	"James S. Kinnear"
Per:	"Charles V. Selby"
PENGROWTH ENERGY TRUST, by its Trustee, Computershare Trust Company of Canada
Per:	"Lucy Liu"
Per:	"Laura Leong"
PENGROWTH CORPORATION
Per:	"James S. Kinnear"
Per:	"Charles V. Selby"
COMPUTERSHARE TRUST COMPANY OF CANADA
Per:	"Lucy Liu"
Per:	"Laura Leong"

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Exhibit 7.4
AMENDED AND RESTATED UNANIMOUS SHAREHOLDER AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II EFFECT OF AGREEMENT
ARTICLE III DIRECTORS
ARTICLE IV VOTING
ARTICLE V ISSUE OF SHARES
ARTICLE VI WAIVER
ARTICLE VII SUBSEQUENT PARTIES TO THIS AGREEMENT
ARTICLE VIII SHAREHOLDER NO LONGER BOUND
ARTICLE IX TERM OF AGREEMENT
ARTICLE X GENERAL PROVISIONS